EXHIBIT 10.21

we energies        PURCHASE ORDER            PO NUMBER 4500589101
                                             PO DATE 10/28/2003

Seller Number:1029409

Seller:                                     SEND INVOICE TO:
ADA ENVIRONMENTAL SOLUTIONS                 We Energies
ATTN: RONDA ZIVALlCH, CONF COORD            Attention: J. Drysdale
8100 SOUTHPARK WAY, UNIT B-2                Presque Isle Power Plant
LITTLETON, CO 80120                         2701 Lakeshore Blvd. N.
                                            Marquette, MI 49855


TERMS OF PAYMENT
INVOICE: Pay immediately' On Time
FREIGHT: Not Applicable

Attention: C. Jean Bustard & Richard Schlager

Price: Would like to reference ADA's proposal here

This item is exempt from Michigan Sales/Use Tax because it will be used or consumed in industrial processing. Michigan license# U39-0476280

Reference attached DOE Subcontract Flow Down Provisions
Reference ADA-ES Attachment A - Statement of Project Objectives
Reference We Energies Outline Agreement 4700000838
Reference Contractor Safety/Health & Performance Program
Reference Presque Isle Safety & Health Rules

Please Send Invoice To:
We Energies
Attention: J. Drysdale
Presque Isle Power Plant
2701 Lakeshore Blvd North
Marquette, MI 49855

DOCUMENT EXECUTION
-------------------
Contractor, by acceptance of this contract, agrees to execute & apply the terms & conditions of this document to authorize work against this order both contractor & the company agree this contract award or purchase order & revisions thereto signed by the company's authorized representative shall form the basis for contract & authority for contractor to proceed with this work. It is understood that contractor agrees to all provisions set forth in this contract award & any revisions thereto unless written exception is received within 10 calendar days of contract award & revision date.

No payments will be made until document execution has been signed & returned.

  /s/ Richard J. Schlager
---------------------------------------
(Signature of Authorized Representative)

	Vice President                            3/18/04
-------------------------              --------------------
	(Title)                            (Date Signed)

* ANY QUESTIONS: Contact J. Drysdale 906 226-5781 / 906 226-5760 (FAX) E-
Mail: jim.drysdale@we-energies.com

---------------------------------------------------------------------------
ITEM	QUANTITY	UN	MATERIAL NUMBER	UNIT PRICE
							CURRENCY: USD
                         DESCRIPTION
---------------------------------------------------------------------------
10	2,257,494	$				1.00

                  RELEASE TO CONTRACT 4700000838  Item 00010

PROVIDE ENGINEERING CONSULTING SERVICES PER PROPOSAL PREPARED UNDER DOE SOLICITATION DE-PS26-02NT41428 "TOXECON RETROFIT FOR MERCURY & MULTI-PULLUTANT CONTROL ON THREE 90 MW COAL-FIRED BOILERS", DATED AUGUST 1, 2002 FOR UNIT 7-9 AT PRESQUE ISLE POWER PLANT IN MARQUETTE, MICHIGAN. ADA-ES WILL PROVIDE SUPPORT FOR ALL THE LISTED TASKS OF ATTACHMENT A-STATEMENT OF PROJECT OBJECTIVES & WILL HAVE PRIMARY RESPONSIBLILITY FOR THOSE TASKS WHERE SHOWN IN "PARENTHESIS".

THIS IS COST PLUS NO FEE PROJECT, COSTS OF THIS WORK NOT TO EXCEED $10,303,385 WHICH WILL BE COMPENSATED BY WE ENERGIES. WE ENERGIES
WILL BE REIMBURSED 50% BY DOE AS PART OF THE DOE COOPERATIVE AGREEMENT. NO INVOICES WILL BE PAID UNTIL DOE APPROVES THE INVOICES & WE ENERGIES RECEIVES THE 50% COMPENSATION. THIS PURCHASE ORDER IS CONTINGENT UPON SIGNING OF COOPERATIVE AGREEMENT FOR THE DOE SOLICITATION DE-PS26-02NT341428 BETWEEN THE DOE & WE ENERGIES.

BUDGET PERIOD 1:   $2,257,494
BUDGET PERIOD 2:   $8,045,891

NOTE: ONLY BUDGET PERIOD 1 AMOUNT IS APPROVED AT THIS TIME. BUDGET PERIOD 2 AMOUNT IS "PENDING APPROVAL OF THE CONTINUATION APPLICATION FOR CONTINUANCE INTO BUDGET PERIOD 2" BY THE DEPARTMENT OF ENERGY (DOE). THE PURCHASE ORDER AMOUNT WILL BE INCREASED TO INCLUDE BUDGET PERIOD 2 ONLY AFTER APPROVAL BY DOE.

THE NOT TO EXCEED $10,303,385 AMOUNT WILL BE ADJUSTED DOWNWARD BY
AMOUNTS OF PREVIOUS P.O.'S
4500567104 DATED 7/29/2003
4500580654 DATED 9/23/2003

REFERENCE ATTACHED FINAL VERSION 41766: 4600.1.DOC // C_A.DOC //
STATEMENT OF PROJECT OBJECTIVES. WHEN DIFFERENCES ARISE THE CA & STATEMENT OF WORK FROM THE DEPARTMENT OF ENERGY (DOE) ARE THE PRIMARY DOCUMENTS.

PLANT CONTACT: DICK JOHNSON 414-315-1356 ID# EC0148 &/OR PAUL
	SARTORELLI 906-226-5816 ID# W38319 W/O# 9091866 REQ# 10224456

REQUIRED DELIVERY DATE 12/31/2007

Total net value excluding tax	                       $2,257,494.00

===================================================================

/s/ Jim Drysdale
-------------------------
Buyer:  J. Drysdale


"BUYER" SHALL BE WISCONSIN ELECTRIC POWER COMPANY AND/OR WISCONSIN GAS COMPANY BY WISCONSIN ELECTRIC POWER COMPANY, AGENT. BUYER WILL SUBMIT THE APPROPRIATE SALES/USE TAX FOR THIS PURCHASE DIRECTLY TO THE WISCONSIN DEPARTMENT OF REVENUE UNDER DIRECT PAY NUMBER WDP 96-01-01022. THE USE OF THIS DIRECT PAY PERMIT APPLIES TO THIS PURCHASE ONLY.

--------------------------------------------------------------------------
SUBCONTRACT FLOW DOWN PROVISIONS

Provider agrees to comply with the following provisions from the DOE Cooperative Agreement and DOE Financial Assistance Regulations and flow such provisions down to lower tier subcontractors as applicable:

From the Cooperative Agreement

Art.   	Title							Level

2.25	Safety & Health and Environmental Protection 	First-tier

2.26	Permits & Licenses					First-tier

2.32	Record Retention, Access and Disclosure		Negotiated Contracts
                                                       >  $100,000

3.6	Rights in Data General				        All Tiers
(where data is developed)

3.11 	Additional Data Requirements			        All Tiers
(except basic or applied research performed solely by a college or university)

3.12	Authorization and Consent				All Tiers > $100,000

3.13	Notice and Assistance 				      All Tiers > $100,000

3.15 	Patent Rights - Acquisition By The Government	All Tiers - R&D
or Patent Rights - Retention by the Contractor	(Based on Subcontractor Type)

4.11	Guidelines for Organization of Technical Reports	All Tiers
 (where subcontractor reporting is required)

4.20	Journal, Articles, Conference Papers			All Tiers
(where subcontractor will publish project information)


From Appendix A to 10 CFR 600 Subpart B

1. Equal Employment Opportunity--All contracts shall contain a provision requiring compliance with E.O. 11246, "Equal Employment Opportunity," as amended by E.O. 11375, "Amending Executive Order 11246 Relating to Equal Employment Opportunity," and as supplemented by regulations at 41 CFR part 60, "Office of Federal Contract Compliance Programs, Equal Employment Opportunity, Department of Labor."

2. Copeland "Anti-Kickback" Act (18 U.S.C. 874 and 40 U.S.C. 276c)--All contracts and subawards in excess of $2000 for construction or repair awarded by recipients and subrecipients shall include a provision for compliance with the Copeland "Anti-Kickback" Act (18 U.S.C. 874), as supplemented by Department of Labor regulations (29 CFR part 3, "Contractors and Subcontractors on Public Building or Public Work Financed in Whole or in part by Loans or Grants from the United States"). The Act provides that each contractor or subrecipient shall be prohibited from inducing, by any means, any person employed in the construction, completion, or repair of public work, to give up any part of the compensation to which he is otherwise entitled. The recipient shall report all suspected or reported violations to the Federal awarding agency.

3. Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333)--Where applicable, all contracts awarded by recipients in excess of $100,000 for construction and other purposes that involve the employment of mechanics or laborers shall include a provision for compliance with sections 102 and 107 of the Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333), as supplemented by Department of Labor regulations (29 CFR part 5). Under section 102 of the Act, each contractor shall be required to compute the wages of every mechanic and laborer on the basis of a standard work week of 40 hours. Work in excess of the standard work week is permissible provided that the worker is compensated at a rate of not less than 1\1/ 2\times the basic rate of pay for all hours worked in excess of 40 hours in the work week. Section 107 of the Act is applicable to construction work and provides that no laborer or mechanic shall be required to work in surroundings or under working conditions which are unsanitary, hazardous or dangerous. These requirements do not apply to the purchases of supplies or materials or articles ordinarily available on the open market, or contracts for transportation or transmission of intelligence.

4. Rights to Inventions Made Under a Contract or Agreement-- Contracts or agreements for the performance of experimental, developmental, or research work shall provide for the rights of the Federal Government and the recipient in any resulting invention in accordance with 10 CFR 600.325 and Appendix A - Patent and Data Rights to Subpart D Part 600.

5. Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), as amended--Contracts and subawards of amounts in excess of $100,000 shall contain a provision that requires the recipient to agree to comply with all applicable standards, orders or regulations issued pursuant to the Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act as amended (33 U.S.C. 1251 et seq.). Violations shall be reported to the Federal awarding agency and the Regional Office of the Environmental Protection Agency (EPA).

6. Byrd Anti-Lobbying Amendment (31 U.S.C. 1352)-- Contractors who apply or bid for an award of $100,000 or more shall file the required certification. Each tier certifies to the tier above that it will not and has not used Federal appropriated funds to pay any person or organization for influencing or attempting to influence an officer or employee of any agency, a member of Congress, officer or employee of Congress, or an employee of a member of Congress in connection with obtaining any Federal contract, grant or any other award covered by 31 U.S.C. 1352. Each tier shall also disclose any lobbying with non-Federal funds that takes place in connection with obtaining any Federal award. Such disclosures are forwarded from tier to tier up to the recipient.

7. Debarment and Suspension (E.O.s 12549 and 12689)-- Contract awards that exceed the small purchase threshold and certain other contract awards shall not be made to parties listed on the nonprocurement portion of the General Services Administration's List of parties Excluded from Federal Procurement or Nonprocurement Programs in accordance with E.O.s 12549 (3 CFR 1986 Comp., p. 189) and 12689 (3 CFR, 1989 Comp., p.235), "Debarment and Suspension." This list contains the names of parties debarred, suspended, or otherwise excluded by agencies, and contractors declared ineligible under statutory or regulatory authority other than E.O. 12549. Contractors with awards that exceed the small purchase threshold shall provide the required certification regarding its exclusion status and that of its principals.

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CONTRACTOR'S PROPOSAL
ATTACHMENT A
STATEMENT OF PROJECT OBJECTIVES

Attachment A - Statement of Project Objectives

The primary goal of this project is to reduce mercury emissions from three 90 MW units at the We Energies Presque Isle Power Plant. Additional goals are to reduce nitrogen oxide (NOx), sulfur dioxide (SO2), and particulate matter (PM) emissions, allow for reuse and sale of fly ash, develop and demonstrate a reliable mercury continuous emission monitor (CEM) suitable for use in the power plant environment, and demonstrate a process to recover mercury captured in the sorbent. To achieve these goals, We Energies (the Participant) will design, install, and operate a TOXECONTM (TOXECON) system designed to clean the combined flue gases of units 7, 8, and 9 at the Presque Isle Plant.

TOXECON is a patented process in which a fabric filter system (baghouse) installed down stream of an existing particle control device is used in conjunction with sorbent injection for removal of pollutants from combustion flue gas. The flue gas emissions will be controlled from the three units using a single baghouse. Mercury will be controlled by injection of activated carbon or other novel sorbents, while NOx and SO2 will be controlled by injection of sodium based or other novel sorbents. Addition of the TOXECON baghouse will provide enhanced PM control. Sorbents will be injected downstream of the existing particle collection device to allow for sale and reuse of captured fly ash, uncontaminated by activated carbon or sodium sorbents.

Methods for sorbent regeneration, i.e. mercury recovery from the sorbent, will be explored and evaluated. Components available for use will be evaluated and the best available will be integrated into a mercury CEM suitable for use in the power plant environment. This demonstration will provide for the use of a novel multi-pollutant control system to reduce emissions of mercury and other air pollutants, while minimizing waste, from a coal-fired power generation system.

A.  Project Objectives

The specific objectives of this project are to demonstrate the operation of the TOXECON multi-pollutant control system and achieve:

*	90% mercury removal from flue gas through activated carbon injection,
*	evaluate the potential for 70% SO2 control and trim control of NOx from flue gas through sodium-based or other novel sorbent injection,
*	reduced PM emission through collection by the TOXECON baghouse,
*	recovery of 90% of the mercury captured in the sorbent,
*	100% of fly ash collected in the existing electrostatic precipitator available for utilization,
*	demonstration of a reliable, accurate mercury CEM suitable for use in the power plant environment,
*	successful system integration and optimization of TOXECON operation for mercury and multi-pollutant control.

The participant will design and construct a TOXECON multi-pollutant control system as a retrofit to three 90 MW coal-fired boilers at the Presque Isle Power Plant. The objectives will be achieved through injection of various sorbents into the flue gas stream to capture mercury, SO2, NOx, and other air toxics as appropriate. Efforts will be focused on development and demonstration of two ancillary technologies, a mercury continuous emission monitor and a method of regenerating the activated carbon sorbent, for reuse in the system rather than disposal. The demonstration project will provide the utility industry a benchmark for cost and performance of a commercial scale mercury control systems for application on coal-fired power generation systems.

B.	Scope of Project

The TOXECON Retrofit for Mercury and Multi-Pollutant Control on Three 90 MW Coal-Fired Boilers Project will be completed in two Budget Periods. These two Budget Periods are:

Budget Period 1: Project Definition, Design& Engineering, Prototype Development, Major Equipment Procurement, and Foundation Installation.

Budget Period 2: CEM Demonstration, TOXECON Erection, TOXECON Operation, and Carbon Ash Management Demonstration

As indicated by the title, Budget Period 1 will initiate the project with project definition activities including NEPA, followed by design, which includes specification and procurement of long lead-time major equipment, and installation of foundations. In addition, prototype development for mercury CEM and sorbent regeneration processes will be conducted.

Following in Budget Period 2, the TOXECON system will be constructed and operated. Operation will include optimization for mercury control, parametric testing for SO2 and NOx control, and long term testing for SO2 and NOx control. The mercury CEM and sorbent regeneration processes will be demonstrated in conjunction with the TOXECON system operation.


C. Tasks to be Performed (The Participant will work directly with the company identified in the parentheses)

Budget Period I: Project Definition, Design& Engineering, Prototype Development, Major Equipment Procurement, Foundation Installation, and Management & Reporting.

Task 1 - Design Review Meeting (ADA-ES)

The project team will hold a kickoff, design review meeting including the participant, the DOE Contracting Officer's Representative (COR), major subcontractors, and other project team members as appropriate to discuss the project, system hardware components, costs, and schedules. This meeting will take place within sixty days after award with the primary purpose of providing a status of the ongoing work, specifying system requirements and planning future project activities.

Task 2 - Project Management Plan (ADA-ES)

An updated Project Management Plan will be prepared as a deliverable within 30 days following the Design Review Meeting. This plan will be updated based on information provided at the Design Review Meeting held under Task
1. The plan will be suitable for use in tracking project progress at the task level using the earned value management system and will include the following information.

*	Final Work Breakdown Structure.  A final Work Breakdown Structure will be prepared that identifies Tasks and Subtasks to be performed under the project.
*	Final Statement of Project Objectives.  A final Statement of
Project Objectives will be prepared that describes the work to be performed under the project at the Task and Subtask level of detail, following the format of the Work Breakdown Structure.
*	Schedule Baseline.  A Schedule Baseline will be prepared in Gantt
Chart format that shows the project schedule for the entire project at the Task level of detail, including major milestones and decision points. The Schedule Baseline will follow the Task structure of the Work Breakdown Structure.
*	Cost Baseline.  A Cost Baseline will be prepared showing projected monthly total project cost as a function of Task, following the format of the Work Breakdown Structure.
*	Technology Baseline.  A description of the Baseline Technology will be prepared, including a summary of technology experience and applications, design issues to address as identified in the Design Review Meeting, mass balances, and identification of major equipment.
*	Management Controls.  An updated listing of key organizations and individuals involved with the project, functions and authorities of each, lines of authority, procedures used to control cost expenditures, and technical decision making procedures.

Task 3 -Provide NEPA Documentation, Environmental Approvals Documentation and Regulatory Approval Documentation (ADA-ES)

The Participant will provide a completed Environmental Information Volume and other information to DOE and any DOE authorized subcontractors necessary to allow completion of the Environmental Assessment required for compliance with the National Environmental Policy Act (NEPA). The Participant will provide documentation to DOE demonstrating that the participant has the necessary approvals from appropriate environmental regulatory bodies to proceed with the project. The Participant will provide any rulings received from state public utilities commissions regarding this project to DOE.

Task 4 - Balance of Plant (BOP) Engineering (C&B)

In addition to the major process equipment, ductwork and distributed control systems (DCS) described herein, a substantial balance of plant engineering and design effort is required. The Participant will provide BOP engineering and design necessary for the construction, installation, and operation of the TOXECON technology. The Participant will subject the BOP design to standard engineering review and acceptance procedures. The BOP engineering and design scope includes the following items.

*	Demolition, excavation, underground utility relocation design.
*	Baghouse arrangement and plant equipment general arrangement design.
*	Foundation design.
*	Civil, structural and ductwork design.
*	Baghouse and building enclosure design.
*	Mechanical design, including fans, ductwork, dampers, sorbent handling silo, and air compressors.
*	Electrical system study, motor control center (MCC) and electrical design.
*	Plant controls and instrumentation design and CEM design.
*	Piping and instrumentation diagrams, and piping design for carbon, water, air, sorbent/ash, and flue gas subsystems.
*	Water injection skid system design.
*	Carbon injection skid systems design.

For each BOP design item the participant will provide a definition of design scope, appropriate drawings, specifications, and instructions sufficient for the construction, installation, and operation of TOXECON system. The participant will subject the BOP design to standard engineering review and acceptance procedures.

Task 5 - Process Equipment Design and Major Equipment Procurement (C&B)

The Participant will provide expertise in the development of the final design and specifications for the TOXECON technology. Major equipment bid packages will be prepared and awarded in this task.

Subtask 5.1 - Process Equipment Design

The Participant will provide a design for the TOXECON system to be installed on at the Presque Isle Plant. The Participant will provide the final design and specifications for the baghouse and sorbent injection system, which are the major components that must be integrated in the TOXECON technology. The baghouse will be capable of processing the combined flue gases of Units 7, 8, and 9 at the Presque Isle Plant. The baghouse will be capable of filtering activated carbon sorbent and other sorbents used in the TOXECON system, and shall be sized appropriately such that sufficient sorbent can be injected to meet project pollution reduction goals as stated in Section A, Project Objectives. The sorbent injection system will be capable of injecting activated carbon and other sorbents in sufficient quantity to meet project pollution reduction goals. Performance data from ongoing, non-commercial demonstrations will be included in the design as appropriate. Flow modeling will be performed to confirm design parameters. Process instrumentation necessary to track performance will be specified.

Subtask 5.2 - Major Equipment Procurement

Formal specifications and bid packages will be prepared, negotiated and awarded as appropriate. Equipment packages include: baghouse, demolition and underground work, foundation, mechanical and steel, electrical and controls, sorbent silo and sorbent handling system, ID fans and motors, and air compressors.

Task 6 - Prepare Construction Plan (C&B)

The Participant will develop a Construction Plan that identifies and describes all crucial activities required for an on-time completion of the design, procurement, construction, and start-up phases of the project. The Construction Plan will include a Project Plan that will specify material types and quantities, labor craft requirements, and schedules necessary for the successful construction of the TOXECON system. The Construction Plan will also include a detailed Gantt Chart that will identify design, procurement, construction, and start-up activity schedules with all critical path items and milestones identified. The Construction Plan Gantt Chart will be used to coordinate activities among subcontractors, and to track progress of activities against a baseline schedule to assist in maintaining the project schedule.

Task 7 - Procure Mercury Continuous Emission Monitor (CEM) Package and Perform Engineering and Performance Assessment (ADA-ES)

Mercury CEM components will be selected and procured. The Participant will assess the suitability of commercially-available equipment to the needs of this program. The Participant will evaluate mercury CEM components and incorporate the various components into a fully functional mercury CEM capable of measuring mercury content of a coal-fired flue gas stream suitable for evaluating performance of the TOXECON system. The mercury CEM should allow for automated operation, requiring only periodic operation and maintenance by plant operating personnel. It is a goal of this program to work with suppliers to significantly improve reliability and decrease operations and maintenance requirements of currently available mercury CEM devices. Two subtasks will be performed in Budget Period 1.

	Subtask 7.1 - System Design, Evaluation and Analysis (Laboratory and
Field)

The Participant will evaluate mercury CEM components including the extraction, detector, calibration, sample transport, conversion and separation, and control and data management subsystems. The participant will survey existing components for availability and suitability for integration into a mercury CEM system. The participant will perform laboratory and/or field testing as appropriate of each individual subsystem to determine its suitability based on criteria stated above. The Participant will procure suitable components for system integration testing.

	Subtask 7.2 - System Integration and Testing

The participant will integrate components procured in Subtask 7.1 into an operational mercury CEM device. The Participant will perform necessary laboratory evaluations and system check out procedures to ensure proper operation and suitability prior to field evaluations. The Participant will develop written operating instructions for the mercury CEM system and an evaluation plan, including performance criteria, to assess mercury CEM system performance.

The Participant will perform a field evaluation at a coal-fired power generation facility to assess the performance of the mercury CEM against criteria established above according to the evaluation plan identified above.

Task 8 - Mobilize Contractors (C&B)

The Participant will mobilize contractors based on the project schedule in accordance the Construction Plan developed under Task 6. These include construction management, demolition and excavation, mechanical, electrical, and foundation contractors. Mobilization is the first step in granting authorization for contractors to initiate work. Mobilization includes installing temporary construction infrastructure required before crews arrive on site, hiring personnel and subcontractors, and developing a utilization plan for large equipment including cranes.

Task 9 - Foundation Erection (C&B)

After all required demolition work, relocation of below grade equipment, and earthwork has been completed; foundations for all major equipment will be installed. Work will be performed in accordance with design specifications developed under Tasks 4 and 5, and in accordance with the Completion Plan developed in Task 6.

The existing paved parking lot and other existing structures as required will be demolished and scrap material will be disposed of in an appropriate manner. Excavation will be performed to expose below grade equipment and utilities, including, storm pipe, trench drains, fire suppression water, and water as appropriate. These utilities will be relocated to allow for installation of the TOXECON system. New below grade utilities required for installation and operation of the TOXECON will be installed. General excavation will be performed to prepare for construction of foundations for all major pieces of equipment. Concrete foundations will be installed for the baghouse, sorbent injection equipment, water injection skids, and other equipment as required for the installation and construction of the TOXECON system. Roads disturbed during foundation erection will be restored, suitable for supporting access to plant operations. Large equipment will be deployed as required by the Large Equipment Deployment Plan developed in Task 8.

Task 17 - Carbon-Ash Management System (ADA-ES)

Subtask 17.1 - Evaluate Options and Pilot Test Carbon-Ash Management
System

The Participant will evaluate the viability of a mercury recovery system for the purpose of recovering mercury from the sorbent/ash mixture and allowing for beneficial reuse of this product. The Participant will also evaluate the processed sorbent for potential reuse. This may also allow the sorbent to be recycled in the TOXECON system. Activities to be performed under this budget period will include the following. The Participant will perform a survey to identify potential technology options. From these options, a technology will be chosen for further study. The Participant will evaluate the viability of the system and approach through engineering analysis and laboratory and/or pilot scale testing.

Task 19 - Reporting, Management, Subcontracts, Technology Transfer (ADA-ES)

The Participant will employ standard project management techniques for the purpose of keeping all activities on schedule and within the budget. Activities performed under this task will be used to provide oversight and control throughout execution of the project during Budget Period 1. The Participant will hold team meetings with attendance required from the organizations most involved during the active phase of the project to facilitate communication and enable the appropriate technical input into all activities.

The Participant will prepare and submit reports as required in the Financial Assistance Reporting Requirements Checklist and this Statement of Project Objectives. The Participant will report data such that earned value management techniques can be used to evaluate progress of Tasks under Budget Period 1. Non-proprietary technical progress reports will be distributed among team members to keep the team informed on the project status. Subcontract management, communications, outreach, and technology transfer functions will also be performed under this task.


Budget Period II: CEM Demonstration, TOXECON Erection, TOXECON Operation, Carbon Ash Management Demonstration, and Management & Reporting.

Task 7 - Procure Mercury CEM Package and Perform Engineering and Performance Assessment (ADA-ES)

Subtask 7.3 - Mercury CEM Design, Component Integration, and Field
Testing

Efforts to develop a Mercury CEM will continue in Budget Period 2. Tasks in this period will focus on integrating components, field testing, and final design issues. Based on testing performed in Budget Period 1, overall system performance and performance of individual system components will be evaluated. Redesign of the system and individual components will be performed as required. Appropriate modifications, including acquisition and integration of new components will be made to the prototype device to address system deficiencies. Further laboratory evaluations, system check out, and field evaluations will be performed as required. The prototype monitor will be installed on the TOXECON system.

Task 10 - Erect Structural Steel, Baghouse and Ductwork (C&B)

The Participant will construct and install structural steel, ductwork, a sorbent injection system and a baghouse necessary for the operation of the TOXECON mercury removal and multi-pollutant control system. The Participant will construct and install equipment specified and procured in Task 5 in accordance with designs developed in Tasks 4 and 5. Activities will be performed in accordance with the Completion Plan developed in Task 6.

The Participant will install structural steel necessary to support the multi-level duct arrangement, baghouse, induced draft fan enclosure, access and instrumentation supports, sorbent silo, and all other equipment necessary for operation of the TOXECON system.

Stiffened plate steel ductwork will be installed that allows flue gas from Presque Isle Units 7, 8, and 9 to enter the TOXECON baghouse or exit directly to the existing stack. Ductwork will also be installed to carry flue gas from the TOXECON baghouse, which will transition from a single duct into three, each with an induced draft fan, to carry flue gas to existing independent outlet ducts for Units 7, 8, and 9.

The Participant will install a baghouse to filter the combined flue gas streams of Units 7, 8, and 9 at the Presque Isle Plant. The baghouse shall be capable of filtering activated carbon sorbent and other sorbents used in the TOXECON system, and shall be sized appropriately such that sufficient sorbent can be injected to meet project pollution reduction goals as stated in Section A, Project Objectives.

The Participant will install steel platforms to serve as working surfaces allowing performance of standard maintenance on equipment and access to test ports and probes. These areas include access inside the existing powerhouse to the exhaust duct water injection ports, if required, and access to baghouse inlet duct and outlet duct.

Task 11 - Balance of Plant Mechanical and Civil/Structural Installations
(C&B)

The Participant will construct and install mechanical balance of plant equipment necessary for operation of the TOXECON system according to designs developed in Task 4 and 5, including equipment specified and procured under Task 5. Activities will be performed in accordance with the Completion Plan developed in Task 6. Balance of plant mechanical installations will include the following:

*	Baghouse and duct insulation and lagging
*	Hopper, fan, and silo enclosures and siding
*	Sorbent/Ash vacuum exhauster skids and enclosure
*	Piping, valves, support, and accessories
*	Sorbent/Ash silo and unloading equipment
*	Induced draft fans
*	Instrument air and controls system
*	Carbon injection system
*	Unit tie-ins
*	Heating, ventilation, air conditioning, fire protection, and support systems
*	Water injection system
*	Miscellaneous guard post and guardrails

Task 12 - Balance of Plant Electrical Installations (C&B)

The Participant will install balance of plant electrical equipment necessary for operation of the TOXECON system according to designs developed in Task 4 and 5, including equipment specified and procured under Task 5. Activities will be performed in accordance with the Completion Plan developed in Task
6.  Balance of plant electrical installations will include the following:

*	Baghouse Power Supply
*	Three MCC's
*	ID Fan Power Supply
*	Auxiliary Electrical Supply
*	Baghouse Control Cable
*	ID Fan Control Cable
*	Auxiliary Equipment Control Cable
*	CEMS System
*	DCS System
*	Freeze Protection System
*	Lighting system


Task 13 - Equipment Pre-Operational Testing (C&B)

Prior to start-up of TOXECON, each major and minor piece of equipment will be powered up and tested to assure that operation meets performance specifications. This includes all fans, blowers, compressors, support instrumentation, control systems, valves, dampers, and plant tie-ins. Pre-operation testing will include:

*	ID Fan startup and checkout
*	Baghouse systems startup and checkout
*	Air compressor checkout
*	Carbon injection system checkout
*	Sorbent/Ash handling system checkout
*	Water Injection system checkout
*	Instrument and controls systems checkout
*	DCS programming checkout
*	CEMS system checkout
*	Electrical systems checkout

Task 14 - Start Up and Operator Training (C&B)

The Participant will devote sufficient time to allow for successful start up and debugging of full system operation.

The Participant will demonstrate that the baghouse primary operating parameters including pressure drop and cleaning frequency are within acceptable ranges. The Participant will optimize performance to allow for proper TOXECON system operation, with particular emphasis on combining 3 units into one gas stream.

The Participant will conduct operator training during the start-up period. The Participant will develop operating manuals and distribute copies to operating personnel sufficient for training and operation of the TOXECON system. Training will take place in several forms including classroom sessions for all pertinent personnel.

Task 15 - Operate, Test, Data Analysis and Optimize TOXECON for Mercury Control (ADA-ES)

Subtask 15.1 - Test Plan Development

The Participant will develop Test Plans for each major area of investigation. The Participant will develop Test Plans with input from team members as appropriate, and will be subject to review by team members prior to submission to DOE for comment. The Participant will develop test plans for evaluating and optimizing the TOXECON technology including:

*	TOXECON Evaluation
*	Mercury Recovery
*	Mercury CEM

The Participant shall submit a Draft Copy of each Test Plan to the DOE COR for review. The COR shall review the Test Plans and provide comments to the Participant on each Test Plan within 30 days of receipt. The Participant shall address comments made by the DOE COR and submit a Final Copy of Each Test Plan to the DOE COR for approval. The Participant shall not initiate testing prior to receipt of COR approval for each Test Plan.

TOXECON Evaluation Test Plan. The Participant will develop a Test Plan to evaluate mercury and multi-pollutant control through sorbent injection and a plan to optimize TOXECON operation for maximum mercury and multi-pollutant removal under varying operating conditions. The Test Plan will address the following issues:

*	A plan and schedule for monitoring mercury entering TOXECON and mercury emissions, including demonstrating integrated operation of all subsystems and components.  A plan and schedule for
periodic manual stack measurements of both particulate matter and mercury. A plan and schedule for measurement of NOx and SO2 emission reduction.
*	Sorbents and suppliers of sorbents for mercury, NOx and SO2
removal will be identified.
*	A plan for evaluating filter the fabric filter bags selected for use to determine their suitability for continued testing.  Bag integrity through periodic bag strength testing, and measurement of as-received, vacuumed, and in situ bag permeability will be conducted.
*	Operating data to be tracked including but not limited to
temperature, pressure drop, cleaning frequency, flow rate, drag, sorbent injection rate, and opacity will be identified.
*	A plan for start-up, optimization, long-term performance
monitoring and acceptance testing of TOXECON for mercury control under varying operating conditions.  Operating strategies for optimizing mercury control including but not limited to spray cooling will be addressed.
*	A plan for short-term, parametric tests to evaluate alternate activated carbon sorbents and operating strategies.
*	A plan for evaluating and optimizing the control of SO2 and NOx through sorbent injection under varying operating conditions. A plan for investigating waste disposal and mercury recovery from these sorbents

Mercury Recovery Test Plan. The Participant will develop a Test Plan to evaluate performance of the mercury recovery system developed under Task 17. The Participant will fully evaluate the ability of the chosen system to recover mercury from spent activated carbon sorbent and the feasibility of reuse of the sorbent in the TOXECON system.
The plan will include an evaluation of methods for disposing of the mercury captured in the mercury recovery system.

Mercury CEM Test Plan. The Participant will develop a Test Plan to evaluate the performance of the mercury CEM developed under Task 7. The CEM will be evaluated on the full scale TOXECON system. The plan will be designed to evaluate the operability and reliability of the instrument. The plan will be designed to evaluate the accuracy and reproducibility of mercury emission measurements.

Subtask 15.2 - Optimize TOXECON for Mercury Control

The Participant will operate the TOXECON system in accordance with the TOXECON Evaluation Test Plan developed under Task 15.1. The Participant will operate the TOXECON system to evaluate its performance with respect to mercury control as a function of operating variables. The Participant will evaluate the long-term performance of the TOXECON system, and the Participant will perform short term parametric testing to evaluate alternative sorbents and operating strategies. The Participant will measure mercury emission reductions, evaluate filter bag integrity, and track operating data to quantify TOXECON performance as a function of operating conditions.

Subtask 15.3 - Continuous Mercury Measurements

The Participant will operate the mercury CEM to evaluate the operability, reliability, accuracy, and repeatability of the mercury CEM system in accordance with the Mercury CEM Test Plan developed in Subtask 15.1. The Participant will evaluate the performance of the mercury CEM developed under Task 7 on the full scale TOXECON system. The mercury CEM will be used to evaluate the performance of the TOXECON system for its ability to control mercury emissions.

Task 16 -Operate, Test, Data Analysis and Optimize TOXECON for SO2 and NOx Control (ADA-ES)

After TOXECON operation and performance is established for mercury control, the Participant will conduct tests to assess the capability of TOXECON to control other pollutants including SO2 and NOx. Injection equipment and measurement instrumentation will be designed, procured and installed
specifically for these tests.   The Participant will perform evaluations in
accordance with the TOXECON Evaluation Test Plan developed under Subtask
15.1. The Participant will measure NOx and SO2 emission reductions and track operating data to quantify TOXECON performance as a function of operating conditions.

Task 17 - Carbon-Ash Management System (ADA-ES)

Subtask 17.2 - Procure Full-Scale System and Evaluate Carbon-Ash
Management System

Providing results from Subtask 17.1 meet project goals, the Participant will procure a full-scale demonstration unit of the mercury recovery system for testing of the sorbent-ash mixture collected in TOXECON. The Participant will install the mercury recovery system on the TOXECON to allow for continuous removal and processing of the spent sorbent and ash mixture from the TOXECON system. The Participant will perform shakedown testing to ensure proper operation of all subsystems and the integrated system as a whole prior to incorporation into the TOXECON system. The Participant will evaluate the performance of the mercury recovery system as installed on the TOXECON system in accordance with the Mercury Recovery Test Plan developed in Subtask 15.1. The Participant will evaluate the ability of the mercury recovery system to evolve mercury from used sorbent in the presence and absence of NOx and SO2 sorbents. The Participant will evaluate the ability of the regenerated sorbent to capture mercury. The Participant will evaluate the methods for disposal of mercury captured in the mercury recovery system. Contingent on successful results, the Participant will provide an assessment of the capital and operating costs of the mercury recovery system and provide a cost/benefit analysis relative to inclusion of this system in the TOXECON system.

Task 18 - Revise Design Specifications, Prepare O&M Manuals (ADA-ES)

The Participant will prepare revisions to specifications based on the as-built installation and actual operating experience of the system. The Participant will prepare revised operating and maintenance manuals based on as-built installation and operating experience.

Task 19 - Reporting, Management, Subcontracts, Technology Transfer (ADA-ES)

The Participant will employ standard project management techniques for the purpose of keeping all activities on schedule and within the budget. Activities performed under this task will be used to provide oversight and control throughout execution of the project during Budget Period 2. The Participant will hold team meetings with attendance required from the organizations most involved during the active phase of the project to facilitate communication and enable the appropriate technical input into all activities.

The Participant will prepare and submit reports as required in the Financial Assistance Reporting Requirements Checklist and this Statement of Project Objectives. The Participant will report data such that earned value management techniques can be used to evaluate progress of Tasks under Budget Period 2. Non-proprietary technical progress reports will be distributed among team members to keep the team informed on the project status. Subcontract management, communications, outreach, and technology transfer functions will also be performed under this task.

D.  Deliverables

In addition to the reports identified on Attachment B, the Financial Assistance Reporting Requirements Checklist, and in specific sections of this agreement, the Participant shall provide documents, reports, and briefings as identified below.

Project Management Plan. The Participant shall provide an updated Project Management Plan within 30 days of the Design Review Meeting held under Task 1.

Construction Plan. The Participant shall provide a Construction Plan developed under Task 6.

Test Plans. The Participant shall provide the following Draft Test Plans for review by the DOE COR: Draft TOXECON Evaluation Test Plan, Draft Mercury CEM Test Plan, and Draft Mercury Recovery Test Plan. The Participant shall provide the following Test Plans for DOE approval:
TOXECON Evaluation Test Plan, Mercury CEM Test Plan, and Mercury Recovery Test Plan.

Topical Report. The Participant shall submit a Preliminary Public Design Report as a Topical Report for Budget Period 1. The Participant shall submit a Draft Topical Report for Budget Period 1 within 60 days of the conclusion of Budget Period 1. DOE shall review the Draft Topical Report and provide comments to the Participant within 30 days of receipt. The Participant shall address DOE comments and submit a Final Topical Report for Budget Period 1 within 30 days.

Public Design Report. The Participant shall submit a Public Design Report, for the purpose of public use. The Public Design Report must consolidate all design and cost information for the project at the completion of construction and start up. The report must contain sufficient information to provide an overview of the project, salient design features and data, and the role of the demonstration project in commercialization planning.

E. Briefings. Briefings and Technical Presentations shall be provided as follows.

Kickoff Design Review Meeting. The Participant shall hold a kickoff, design review meeting as, described in Task 1, within sixty days after award with the primary purpose of providing a status of the ongoing work, specifying system requirements and planning future project activities.

Design Review.   The Participant shall hold a design review meeting near the end of design activities during Budget Period 1 for the purpose of presenting a review of the design process and salient design features of the TOXECON System.

Final Briefing. The Participant shall provide a Final Briefing at the conclusion of the project to provide a comprehensive summary of the accomplishments and results of this project. The location of the Final Briefing shall be Morgantown, WV.

-----------------------------------------------------------------------



OUTLINE AGREEMENT           4700000838

CONTRACT

we energies            CONTRACT NO. 4700000838   PO DATE  07/26/2003

Seller Number:1029409

Seller:
ADA ENVIRONMENTAL SOLUTIONS
ATTN: RONDA ZIVALlCH, CONF COORD
8100 SOUTH PARK WAY, UNIT B-2
LITTLETON, CO 80120

SEND INVOICE AND CORRESPONDENCE TO:

We Energies
Attention: J. Drysdale
Presque Isle Power Plant
2701 Lakeshore Blvd. N.
Marquette, MI 49855

TERMS OF PAYMENT
INVOICE: Pay immediately - On Time
FREIGHT: Not Applicable

THIS OUTLINE AGREEMENT IS ISSUED TO COVER ENVIRONMENTAL CONSULTING SERVICES ASSOCIATED WITH UNIT 7-9 CLEAN COAL INITIATIVE MERCURY EMISSION REDUCTION SYSTEM (TOXECON) U.S. DOE CCPI SOLICITATION & UNIT 5 DOE FLUE GAS CONDITIONING
SYSTEM INSTALLATION & TESTING PROJECTS FOR WE ENERGIES PRESQUE ISLE POWER PLANT IN MARQUETTE, MICHIGAN AS DIRECTED BY WE ENERGIES SUPERVISORY PERSONNEL JANUARY 1, 2003 THRU COMPLETION.

ALL WE ENERGIES EMPLOYEES ORDERING SERVICES OR RECEIVING MATERIALS ON THIS OUTLINE AGREEMENT ARE REQUIRED TO PROVIDE A PURCHASE ORDER RELEASE NUMBER.

Items exempt from Michigan Sales/Use Tax because they will be used or consumed in industrial processing - Michigan license# U39-0476280

Reference We Energies Form 2575-03-98 Terms & Conditions Reference We Energies Form 1740-06-98 General Conditions Reference We Energies Special Provision for Time & Material Reference We Energies Invoice preparation for Time & Material Reference Contractor Safety/Health & Performance Program Reference Presque Isle Safety & Health Rules

CONTRACT INSURANCE REQUIREMENTS

We Energies requires a certificate of insurance whenever work is performed or visitations are made to We Energies facilities.
Accord & other work insurance company forms that contain the information required are acceptable. It is requested that certificate not reference specific purchase order or contract/proposal numbers or specific jobs or projects. This will allow certificate to be valid for all future jobs with We Energies prior to policy expirations.

Certificate must provide evidence of the following:
-Workers' Compensation Insurance
-Employer's Liability Insurance with Minimum limit of at least
	$100,000 general liability coverage
-Automobile Liability Insurance (any auto) with Minimum limit of
	$1,000,000 combined single limit.
-Commercial General Liability Insurance with Minimum limit of
	$2,000,000 per occurrence

We Energies must be named as an ADDTIONAL INSURED with respect performed under this purchase order or contract for Commercial Liability & Auto Liability Insurance only. We may require higher limits & other coverages for particular jobs, in which case you will be contacted accordingly. We Energies must be named as Certificate Holder. The certificate shall state that the insurance carrier will give We Energies 30 day prior written notice of any cancellation of such insurance.

CERTIFICATES ARE TO BE SENT TO:

We Energies
Attention: J. Drysdale
Presque Isle Power Plant
2701 Lakeshore Blvd. North
Marquette, Michigan 49855

FAX; 906 226-5760

Note: Insurance Certificate required before work commences

DOCUMENT EXECUTION

Contractor, by acceptance of this contract, agrees to execute & apply the terms & conditions of this document to authorize work against this order both contractor & the company agree this contract award or purchase order & revisions thereto signed by the company's authorized representative shall form the basis for contract & authority for contractor to proceed with this work. It is understood that contractor agrees to all provisions set forth in this contract award & any revisions thereto unless written exception is received within 10 calendar days of contract award & revision date.

No payments will be made until document execution has been signed & returned.

                            /s/Richard J. Schlager
                           ----------------------
	           (Signature of Authorized Representative)

Vice President                              3/18/04
---------------                            --------------
(Title)                                       (Date Signed)

ANY QUESTIONS: Contact J. Drysdale 906 226-5781 / 906 226-5760 (FAX)
Fax: jim.drysdale@we-energies.com

---------------------------------------------------------------------
ITEM	QUANTITY	UN	MATERIAL NUMBER	UNIT PRICE
							CURRENCY: USD
                         DESCRIPTION
---------------------------------------------------------------------
10  Total net value excluding tax		$200,000.00


  /s/ J. Drysdale
-----------------------
Buyer:    J. Drysdale

"BUYER" SHALL BE WISCONSIN ELECTRIC POWER COMPANY AND/OR WISCONSIN GAS COMPANY BY WISCONSIN ELECTRIC POWER COMPANY, AGENT.
BUYER WILL SUBMIT THE APPROPRIATE SALES/USE TAX FOR THIS PURCHASE DIRECTLY TO THE WISCONSIN DEPARTMENT OF REVENUE UNDER DIRECT PAY NUMBER WDP 96-01-01022. THE USE OF THIS DIRECT PAY PERMIT APPLIES TO THIS PURCHASE ONLY.


TERMS AND CONDITIONS

1.0	DEFINITION OF TERMS

2.0	SERVICE REQUIREMENTS
	2.1	Scope of Services
	2.2	Omissions From The Services
	2.3	Changes In Scope
	2.4	Competitive Bids
	2.5	Deliverables/Performance Standards
	2.6	Progress Reports

3.0	CONFIDENTIALITY

4.0	PAYMENT FOR SERVICES
	4.1	Payments
	4.2	reimbursements
	4.3	Time Of Payments
	4.4	Taxes
	4.5	Audit Rights Of The Company

5.0	WARRANTY
	5.1	Provider Warranty
	5.2	Approval Of Documents

6.0	INDEMNIFICATION

7.0	INSURANCE REQUIREMENTS

8.0	TERMINATION

9.0	DISPUTE RESOLUTION
	9.1	Problems
	9.2	No Termination Or Suspension Of Services

10.0	DEFAULT
	10.1	Failure To Meet Specifications
	10.2	Breach Of Confidentiality
	10.3	Other Failures To Perform
	10.4	Breach Of Representation Or Warranty
	10.5	Insolvency

11.0	SERVICE MANAGEMENT
	11.1	Provider's Key Personnel
	11.2	Minimum Proficiency Levels
	11.3	Right To Remove Personnel

12.0	EMPLOYEE AND WORKPLACE REQUIREMENTS
	12.1	Safety and Health
	12.2	Security and fitness For Duty

13.0	EQUAL EMPLOYMENT OPPORTUNITY

14.0	MISCELLANEOUS
	14,1	Non-Assignment
	14.2	Notices
	14.3	Force Majeure
	14.4	Relationship Of Parties
	14.5	Severability
	14.6	Governing Law
	14.7	Entire Agreement

ATTACHMENT A:  GUIDELINES FOR REIMBURSABLE EXPENSES

1.0	DEFINITION OF TERMS

Unless the context clearly requires otherwise, the capitalized terms used in this Agreement shall have the definitions assigned to them in this Section 1.0, elsewhere in this Agreement or in the exhibits. These definitions shall apply equally to both the singular and plural forms of the terms defined, and words of any gender shall include each other gender when appropriate.

"Company" shall mean WISCONSIN ELECTRIC POWER COMPANY

"Agreement" shall mean the Agreement dated July 26, 2003 including the Terms and Conditions, and any attachments to such documents.

"Provider" shall mean ADA Environmental Solutions.

"Services" shall mean collectively, all of the services to be performed by the Provider or its subcontractors in the fulfillment of its obligations under this Agreement, including but not limited to those identified in
Section 2 of this Agreement.

"Effective Date" shall mean the date set forth in the introductory paragraph of this Agreement.

2.0	SERVICE REQUIREMENTS

2.1	Scope of Services
The Provider shall perform environmental consulting services associated with Unit 7-9 Clean Coal Initiative Mercury Emission Reduction System (TOXECON) project for We Energies Presque Isle Power Plant in Marquette, Michigan.

2.2	Competitive Bids
At any time during the term of this Agreement, in the event that the Company intends to expand the Scope of the Services, the Company shall have the right to seek competitive bids from third parties for Services in connection with such expansion. The Company shall have sole discretion to award such Services to any bidder, if at all.

2.5	Deliverables/Performance Standards
Specific deliverables and applicable performance standards under this Agreement shall be as outlined in specific task orders.

2.6	Progress Reports
The Provider shall prepare progress reports as required, and participate in meetings to review performance, changes, resource utilization and such other matters as appropriate.

3.0	CONFIDENTIALITY

Provider shall not disclose Confidential Information (as hereinafter defined) of the Company and/or its affiliates to any third party. The Provider shall use the same degree of care as it uses to protect its own Confidential Information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the Company.

The foregoing obligations shall not apply to any information that (i) is at the time of disclosure, or thereafter becomes, part of the public domain through no wrongful act or omission of the Provider, (ii) is subsequently received from a third party having no obligation of confidentiality to the Company, (iii) was known to the Provider at the time of disclosure, (iv) was generated independently by the Provider without reference to Confidential Information, or (v) is required to be disclosed by lawful order of a court or regulatory body having jurisdiction.

For the purpose of this Section, Confidential Information shall mean any information identified by the Company as "Confidential" and/or
"Proprietary", or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, including this Agreement and any work performed under this Agreement.

The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

4.0	PAYMENTS FOR SERVICES

4.1	Payments
The Company shall pay the Provider the amounts and on the dates and milestones set forth in the attached Fee Schedule, for the Services to be performed by the Provider under this Agreement.

4.2	Reimbursements
The Company shall reimburse the Provider for all reasonable out-of-pocket expenses incurred by the Provider in connection with the performance of the Services for travel, lodging, meals and other related expenses for any of the Provider's personnel at any location reasonably required to provide the Services, which are incurred by the Provider in accordance with the policies described in the attachment entitled "Guidelines For Reimbursable Expenses." The Company and the Provider agree to manage and periodically review the incurrence of reimbursable expenses to determine whether there are any reasonable policies or procedures that may be adopted in order to moderate such expenses. The Provider shall forward to the Company a monthly invoice for the aggregate amount of the expenses that are to be reimbursed and such invoice will describe and document such expenses at a level of detail reasonably required by the Company. The Company shall pay the Provider all undisputed expenses within thirty (30) days following receipt by the Company of an invoice.

4.3	Time of Payments
All amounts described in Section 4.1, to the extent such amounts are not reasonably disputed in good faith, shall be due and payable by the Company to the Provider within thirty (30) days following the receipt by the Company of an invoice. Each such invoice will describe and document applicable charges at a level of detail reasonably required by the Company.

4.4	Taxes
As of the Effective Date, the Company will submit the appropriate use tax for this purchase directly to the Wisconsin Department of Revenue under direct pay permit number WDP 96-01-01022. The use of this direct pay permit is for this purchase only.

The Company shall not be required to reimburse the Provider for taxes based upon or measured by the net income of the Provider or which constitute the Provider's portion of social security or other employment taxes.

The Provider shall endeavor and cooperate with the Company in good faith to minimize any applicable taxes. In connection therewith, the Provider shall provide to the Company any applicable resale certificates, information regarding out-of-state use of materials, services or sales, or other exemption certificates that it might have or may in the future obtain.

4.5	Audit Rights of Company
The Company or its authorized representatives will have full and complete access during normal business hours and upon reasonable notice, to perform an operational audit of the Provider's performance of the Services, and related books and records pertaining to any sums to be paid hereunder or facts relative to any claim against the Provider which may be chargeable to the Company or its property. The Provider shall provide the Company and its authorized representatives with such information and assistance as needed to perform the audits.

5.0	WARRANTY

5.1	Provider Warranty
The Provider warrants to the Company and/or its affiliates that the Services will be in conformance with the established professional standards for such Services and with all applicable laws, regulations, codes and ordinances in force at the time such Services are provided. Notwithstanding the foregoing, the Provider's warranty with regard to retroactive changes in laws, regulations, orders and ordinances shall be limited to providing Services conforming with established standards for such Services. If any failure to comply with this warranty is discovered by the Company, the Provider shall, upon receipt of written notice from the Company, use commercially reasonable efforts to bring such Services into compliance at its own expense.

5.2	Approval of Documents
The approval by the Company and/or its affiliates of any documents prepared, developed or furnished by the Provider hereunder shall be construed to apply only to the general arrangement and shall not relieve the Provider from its responsibility for correctness of design, details or dimensions, for the quality of the Services, and for the suitability of the Services for the intended purpose.

6.0	INDEMNIFICATION

Provider shall and hereby agrees to indemnify, defend and save harmless the Company, its officers, directors, employees and agents from and against any and all claims, suits, actions, liabilities, damages, losses, costs and expenses (including attorneys' fees) by reason of injury or death to person(s) or damage to property to the extent caused by any breach of the terms of this Agreement or any warranty or covenant by Provider or any defective articles provided by Provider or the negligent acts or omissions, violation of law or regulation, or willful misconduct of Provider, its officers, agents and employees, in the performance of this Agreement, including claims, demands and actions founded upon or growing out of the allegation that the Company, its officers, agents or employees did not furnish a safe place of work or employment or requisite statutory safety in a public building. Provider further agrees to perform any work on the Company's premises in accordance with the safety rules of the Company, and prior to commencement of the work to furnish to the Company satisfactory evidence that Provider has worker's compensation insurance and adequate public liability insurance for bodily injury or property damage; and Provider further agrees to indemnify and save harmless the Company its officers, agents and employees from any civil penalties which may be assessed for violations of the Occupational Safety and Health Act of 1970, or any standards, rules or orders promulgated, or regulations prescribed pursuant thereto, where such violations exist either solely or partially by reason of any acts or omissions of Provider, its officers, agents or employees.

The Company will give Provider prompt written notice of any claim, cooperation in the defense of any such claim, and the assignment of the right to defend against any such claim with counsel of Provider's choosing and to settle and/or compromise any such claim as the Company deems appropriate.

7.0	INSURANCE REQUIREMENTS

The Provider shall carry and maintain General Public Liability, including contractual liability, Automobile Liability and Professional Liability each in the amount of $1,000,000 in the aggregate, and Workers Compensation at the statutory limits of such insurance. If the Provider is a sole proprietor, then Provider shall sign a waiver releasing the Company and its affiliates from any liabilities and waiving all claims against the Company and its affiliates for injuries or damages in lieu of Workers Compensation.

The Provider shall provide and maintain in full force and effect at no cost to Company the following insurance coverages with minimum limits as indicated, (which may also be revised to reasonable amounts consistent with similar industry practice at the Company's discretion from time to time) at all times during the term of this Agreement, and beyond, as required.

A.	The Provider shall maintain worker's compensation and employer's liability insurance as required by Wisconsin law as described below.

(1)	The employers liability limits shall not be less than $100,000 each accident for bodily injury by accident or $100,000 each employee for bodily injury by disease.

B.	The Provider shall maintain commercial general liability (CGL)
insurance (or its equivalent satisfactory to Company) and, if necessary, commercial umbrella or excess insurance with a total limit of not less than $2,000,000 each occurrence as described below. If such CGL insurance contains a general aggregate limit, it shall apply separately to this Agreement.

(1)	CGL insurance shall be written on an occurrence form and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract).

(2)	The Company shall be included as an ADDITIONAL INSURED under the CGL insurance, using an ISO additional insured endorsement or a substitute providing equivalent coverage, and under the commercial umbrella or excess, if any. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to the Company. There shall be no endorsement or modification of the insurance to make it excess over other available insurance; alternatively, if the insurance states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured.

(3)	There shall be no endorsement or modification of the insurance limiting the scope of coverage for liability arising from pollution or employment-related practices.

C.	The Provider shall maintain automobile liability insurance (or its equivalent satisfactory to the Company) and, if necessary, commercial umbrella or excess liability insurance with a combined single limit (or equivalent) of not less than $1,000,000 each accident as described below.

(1)	Such insurance shall cover liability arising out of any auto
(including owned, hired, and non-owned autos).

(2)	The Company shall be included as an ADDITIONAL INSURED using the current ISO endorsement or an equivalent form as described in B. (2) above.



(3)	The Provider's insurance shall be primary with respect to the
Company's insurance or self-insurance, and the Provider's policy shall not be written or endorsed contrary to this requirement.

(4)	Other insurance specifically required by the contract:

Professional Liability		(Minimum limit of $1,000,000)

D.	The Provider waives all rights against the Company and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by any of the insurance required above.

E.	All insurance shall be placed and maintained with insurers authorized to do business in the State of Wisconsin which have an A.M. Best rating of A-, VII. or better (or equivalent satisfactory to the Company). The Provider agrees to furnish copies of any insurance policies for the Company's review if requested.

The Provider shall furnish the Company with duly executed Certificates of Insurance certifying that such insurance has been provided and that the insurance companies will give the Company thirty (30) days prior written notice of any material change in, or cancellation of, such insurance coverage. Such certificate shall also specify the dates when such insurance commences and expires. Certificates should be delivered to the following address:

We Energies
Attention: Jim Drysdale
Presque Isle Power Plant
2701 Lakeshore Blvd N.
Marquette, MI 49855

The Provider agrees that such insurance shall be maintained throughout the entire term of this Agreement. New certificates shall be provided within two weeks of the renewal date of any expiring insurance coverage giving evidence of continuing coverage subject to the Company's withholding of any payments due Provider until such certificates are received.

Insurance policies of the Provider shall be on an occurrence basis. If any insurance is written on a "claims made" basis, the Provider shall maintain the coverage for a minimum of five years after the termination of this Agreement. The Company may require the Provider to furnish copies of any "claims made" policies and to institute measures to guarantee further coverage for claims as contemplated by this Agreement.

8.0	TERMINATION

The Company shall have the right at any time, by written notice to the Provider, to terminate or suspend all or any part of the Services or to decrease the scope thereof. The Provider shall discontinue the Services as directed by the Company, and shall be paid for the Services performed to the effective date of termination or suspension in accordance with any applicable prices and/or rates specified in this Agreement, as determined by the Company.

Upon termination of this Agreement, the Provider will deliver all written and recorded material including but not limited to records, notes, data, memoranda, models and copies thereof and equipment of any nature that are in the Provider's possession or under the Provider's control and that are the Company's property or relate to the Company's business.

9.0	DISPUTE RESOLUTION

9.1	Problems
A "Problem", as that term is used herein, shall mean any problem or circumstance that results from" (i) an alleged failure by either party to perform its obligations under this Agreement; (ii) the alleged inadequacy of either party's performance; (iii) a request for products, services or resources where the parties disagree whether such products, services or resources are within the scope of this Agreement; or (iv) any event described in Section - (Material Default) or - (Force Majeure). If a Problem arises, the complaining party shall promptly notify the other party of such Problem, with a detailed description of the circumstances relating to that Problem. The parties shall discuss and make an effort to resolve such Problem.

9.2	No Termination or Suspension of Services
Notwithstanding anything to the contrary contained herein, if any Problem or dispute arises between the parties, in no event nor for any reason and unless and until authorized by a court of competent jurisdiction, shall Provider interrupt the performance of the Services or any other obligation hereunder, disable any equipment used in the Services, or perform any other action that prevents, slows down, or reduces in any way the performance of the Services or Company's ability to conduct its business.

10.0	DEFAULT

A Material Default shall be deemed to have occurred under this Agreement if:

10.1	Failure to Meet Specifications
Provider fails, in any material way, to meet the requirements of the Specifications or Scope of Services and such failure has not been corrected within 30 days after the Provider has received notice of such failure from the Company.

10.2	Breach of Confidentiality
Either party breaches its obligation to the other party under Section 3.0 of this Agreement, and fails to cure such breach within five (5) days after the party has received notice of such breach.

10.3	Other Failures to Perform
Either party fails, neglects or refuses to duly observe or perform any other material obligation or condition under this Agreement and, in cases where the breach doesn't involve the violation of a law or the failure by the Company to pay money owed to the Provider, the breaching party fails to cure such default within thirty days after the breaching party has received notice of such default.

10.4	Breach of Representation or Warranty
Any material representation or warranty made in this Agreement by either party is discovered to be materially false.

10.5	Insolvency
A party becomes insolvent, generally fails to pay debts as they become due, enters into receivership or any arrangement with creditors generally, is the subject of a voluntary or involuntary petition or other action or proceeding for bankruptcy or reorganization or dissolution, or makes an assignment for the benefit of creditors, or, a substantial part of a party's property is, or becomes subject to any levy, seizure assignment or sale, for or by any creditor or governmental agency without being released or satisfied within thirty days thereafter.

If the Material Default is a failure to fulfill the requirements of the Specifications or Scope of Services, the Company shall be entitled to suspend payment of any fees due and owing to the Provider until the Provider resumes complete fulfillment of the Specifications or Scope of Services requirement, or until the Company shall earlier elect to cause a Termination. During such suspension period, the Company shall be entitled to the full benefit of this Agreement, which shall continue in the same manner as if the Company were making all payments to the Provider.

11.0	SERVICE MANAGEMENT

11.1	Provider's Key Personnel
The Provider has identified key personnel who are expected to participate in performance of the Services. These personnel, are identified in each respective approved release to this outline agreement.

11.2	Minimum Proficiency Levels
The Provider's personnel assigned to perform the Services under this Agreement shall have sufficient knowledge of the relevant aspects of the Scope of Services and of the Company's practices and areas of expertise and shall have at least the level of skill and experience in their respective areas of expertise to perform the duties and responsibilities assigned to them in connection with this Agreement.

11.3	Right to Remove Personnel
Notwithstanding Section 11 .1, if the Company determines that the performance or conduct of any person employed to perform the Services under this Agreement is unsatisfactory, the Company shall notify the Provider of its determination in writing, indicating the reasons therefor. The Provider shall promptly take such actions as necessary to substantially improve the performance or conduct of such person, or shall replace such person.

12.0	EMPLOYEE AND WORKPLACE REQUIREMENTS

12.1	Safety and Health
In addition to the requirements of this Agreement, the Provider shall at all times perform its obligations hereunder in accordance with the standards set forth by law, regulation, or any governmental agency that regulates the Provider or Company including without limitation compliance with all requirements of building, sanitary, occupational safety and health, pollution control and other applicable federal, state, county and municipal laws, ordinances, rules and regulations. The Provider shall utilize all necessary devices, safeguards and practices in the performance of the Services so as to properly protect the safety and health of its own employees, employees of the Company and of other contractors and members of the public who may at any time be in the vicinity of such performance. Where, in the sole discretion, of the Company, additional measures are necessary to provide safe and healthful working conditions, such measures shall be adopted, followed and maintained by the Provider at the Provider's own expense.

12.2	Security and Fitness for Duty
The Provider and its employees, and all subcontractors of the Provider and their employees, shall comply with any and all security procedures and fitness for duty (FFD) policies of the Company. These policies include, but are not limited to, prohibiting the possession, sale or use of illegal substances, intoxicants, firearms, explosives or dangerous weapons on Company premises. These policies may also provide the Company with the right to require the Provider to have its and its subcontractors' employees submit to testing if circumstances exist that indicate any of such employees may be under the influence of illegal substances or intoxicants. When the testing provisions are applicable, the Provider will be so informed and provided with a copy of the testing procedure.

At all times during the term, the Provider shall be fully and solely responsible for security matters, including without limitation, the prevention and detection of Provider employee fraud, abuse or other inappropriate use or access by any Provider employee. In this respect, Provider shall perform, among other things, all the tasks and any measures described in the Scope of Services and shall take such other initiatives or measures as necessary and appropriate under the circumstances.

13.0	EQUAL EMPLOYMENT OPPORTUNITY

Annually during the term of this Agreement the Provider shall execute and return to the Company a compliance certificate in the form furnished by the Company. The Provider shall also furnish information as requested regarding participation with Minority Business Enterprise, Women Business Enterprise and Disadvantaged Business Enterprise, including minority and female direct hire participation.

14.0	MISCELLANEOUS

14.1	Non-Assignment
Neither this Agreement, nor any interest in the rights of the Provider hereunder, may be directly or indirectly assigned, sold or otherwise disposed of by the Provider. The Provider may not directly or indirectly subcontract or delegate any of its obligations under this Agreement to third parties, except with the Company's prior written approval, which shall be given only in the exercise of the Company's sole discretion. If such consent is granted, the Provider shall be responsible for supervising the activities and performance of each subcontractor and shall be jointly and severally responsible with each subcontractor for any act or failure to act of such subcontractor. If the Company determines that the performance or conduct of any Provider subcontractor is unsatisfactory, the Company shall notify the Provider of its determination in writing. The Provider shall promptly take all necessary actions to immediately remedy the performance or conduct of such subcontractor or to replace such subcontractor by another third party or by Provider personnel.

14.2	Notices
All notices required to be given in writing under this Agreement shall be delivered personally to the respective representatives of the Company and the Provider set forth below, or shall be mailed by certified mail, postage prepaid, addressed as follows:

We Energies
Presque Isle Power Plant
2701 Lakeshore Blvd N.
Marquette, MI 49855

Attention: 	Jim Drysdale
Title:  	Sr. Sourcing Specialist

(Provider): 	ADA Environmental Solutions
Attention: 	Richard Schlager
		8100 Southpark Way, Unit B-2
		Littleton, CO 80120

14.3	Force Majeure
Provider shall be excused and not be liable for delay in the performance of any obligations hereunder when such delay is the result of or attributable to extreme weather conditions, or other acts of God, fires, strikes or other labor disturbances, floods, governmental authority, delays in transportation or any other cause beyond its reasonable control, including the inability to obtain necessary materials, components, or facilities ("Force Majeure event") provided that the Provider immediately notifies the Company of the delay and its anticipated duration.

Nothing herein shall be construed as obligating the Company to compensate the Provider for the performance of Services during any period in which such Services are not performed as a result of a Force Majeure event. The parties agree to use commercially reasonable, diligent and determined efforts to minimize the length and effects of delays that occur due to the occurrence of a Force Majeure event and promptly to resume performance after the cessation of a Force Majeure event. In the event of any such delay, the date of delivery or of performance shall be extended for period equal to the time lost by reason of the delay.

14.4	Relationship of Parties
It is understood by the parties that the Provider is an independent contractor with respect to the Company and this Agreement, and not an employee. representative, agent, partner or co-venturer of the Company. The Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Provider. The Provider shall not have the authority to enter into any agreement, or to assume any liability on behalf of the Company, or to bind or commit the Company in any manner.

14.5	Severability
If any provision of this Agreement is determined to be invalid or unenforceable, that provision shall be deemed stricken, and the remainder of the Agreement shall continue in full force and effect insofar as it remains a workable instrument to accomplish the intent and purposes of the parties. The parties further agree to replace the severed provision with the provision that will come closest to reflecting the intention of the parties underlying the severed provision but that will be valid, legal and enforceable. .

14.6	Governing Law
This Agreement shall be governed and interpreted in accordance with the laws of the State of Wisconsin, excluding conflict of law principles.

14.7	Entire Agreement
This Agreement constitutes the entire understanding and agreement between the parties for the services and supersedes any and all prior representations and agreements, whether written or oral, between the parties as to the services. No waiver, alteration, consent or modification of any of the provisions of this Agreement shall be binding on the Company unless in writing and signed by a duly authorized representative of the Company.


ATTACHMENT A

GUIDELINES FOR REIMBURSABLE EXPENSES

Definition:
Reimbursable expenses are out-of-pocket expenses incurred by the Provider in direct support of the Scope of Work. By their nature, these expenses are unique and non-recurring costs, and are not predictable in advance of occurrence.

General:
The Company shall reimburse the Provider for expenses incurred in accordance with the following terms. There may be other qualifying reimbursable expense items if the project or circumstances are unique and terms concerning them are contained in the approved and signed contract. These guidelines are intended to clarify the Company's general policies concerning payments for reimbursable items.

The Company will reimburse the Provider for reasonable expenses incurred for transportation, subsistence, and lodging. The Company will pay for essential expenses, not luxury services such as cable or movies.

Approved reimbursable expenses will be paid at actual cost, and are not subject to any markup.

Approved Reimbursements:

Actual Cost Basis)
The Company shall reimburse the Provider for the actual cost of expenses incurred under the Scope of Work in this contract, with the following guidelines:

1. Travel

a. Mileaqe: If traveling by personal car, the total mileage may be charged at the prevailing cost per mile rate allowed by the Internal Revenue Service.

b. Auto Rental: The Provider should obtain the most reasonable and cost-effective mode of transportation. Rental car upgrades are not reimbursable.

c. Airfare: The Company will reimburse for airfare that is a direct result of the Scope of Work only, and will not reimburse for personal trips. Whenever possible, air travel dates should be planned in advance to take advantage of lowest fares available. The Company will not reimburse for first class travel.

2. Lodqinq: Lodging at reasonably priced accommodations will be approved. Deluxe accommodations and charges involving personal services of any kind will be disallowed. The Company has established rates at many Milwaukee area hotels; the Provider is strongly urged to use these agreements.

For extended stays, both hotels and apartments are options, but extended stay packages or reasonable prices should be negotiated.

3. Meals: The Company does not reimburse for meals in first class restaurants, for alcoholic beverages, or for entertaining guests or Company project team members.

4. Miscellaneous Expenses

a. Phone charqes: The Company will reimburse the Provider for properly documented long distance telephone calls made for project business.

Documentation:

Documentation for expenses under $75.00 need not be forwarded with the monthly invoice but should be kept by the Provider for audit purposes and invoices should still be itemized.

Most reimbursable expenses over $75.00 can be documented by presenting a copy of the original sales slip or invoice clearly highlighted, dated, and labeled with the appropriate contract number and person incurring the expense. The documentation should be attached to the Provider's monthly invoice.